UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Date of earliest event reported) April 4, 2008
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098
(Address of Principal Executive Offices)	(Zip Code)

(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
On April 4, 2008, Delphi Corporation (“Delphi” or the “Company”) announced that although it had met the conditions required to substantially consummate its First Amended Joint Plan of Reorganization (the “Plan”), including obtaining $6.1 billion of exit financing, Delphi’s plan investors refused to participate in a closing that was commenced but not completed on that date. A copy of the press release announcing this development is attached as Exhibit 99(a) hereto and incorporated herein by reference.
The closing had been scheduled to occur pursuant to that certain Equity Purchase and Commitment Agreement dated as of August 3, 2007, and as amended through December 10, 2007 (the “Investment Agreement”) among Delphi and A-D Acquisition Holdings, LLC (“ADAH”), Harbinger Del-Auto Investment Company, Ltd, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Goldman, Sachs & Co., and Pardus DPH Holding LLC (collectively, the “Investors”).
Several hours prior to the scheduled closing on April 4, 2008, ADAH delivered to Delphi a letter dated April 4, 2008, stating that such letter “constitutes a notice of immediate termination” of the Investment Agreement. ADAH’s April 4 letter alleges that Delphi has breached certain provisions of the Investment Agreement, that ADAH is entitled to terminate the Investment Agreement and that the Investors are entitled to be paid a fee of $82,500,000 plus certain expenses and other amounts. At the time ADAH delivered its letter, other than the Investors, all the required parties for a successful closing and emergence from chapter 11, including representatives of Delphi’s exit financing lenders, General Motors Corporation, and the Unsecured Creditors and Equity Committees in Delphi’s chapter 11 proceedings were present, were prepared to move forward, and all actions necessary to consummate the Plan were taken other than the concurrent closing and funding of the Investment Agreement.
On April 5, 2008, ADAH delivered to Delphi a letter described as “a supplement to the April 4 Termination Notice,” stating “this letter constitutes a notice of an additional ground for termination” of the Investment Agreement. The April 5 letter cited Section 12(d)(iii) of the Investment Agreement based on the Plan not having become effective on or before April 4, 2008. As previously disclosed, ADAH had extended the first date by which it could terminate the Investment Agreement with Delphi if the effective date of the Plan had not occurred from March 31, 2008 to April 5, 2008.
Delphi believes that ADAH wrongfully terminated the Investment Agreement and disputes the allegations that Delphi breached the Investment Agreement or failed to satisfy any condition to the Investors’ obligations thereunder as asserted by ADAH in its April 4 letter. Delphi’s Board of Directors has formed a special litigation committee and has engaged independent legal counsel to consider and pursue any and all available equitable and legal remedies, including the commencement of legal action in the United States Bankruptcy Court for the Southern District of New York to seek all appropriate relief, including specific performance by the Investors of their obligations under the Investment Agreement.
Under the terms and subject to the conditions of the Investment Agreement, the Investors committed to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in the reorganized Company. Additionally, the Investors committed to purchase any unsubscribed shares of common stock in connection with an approximately $1.6 billion rights offering that was made available to unsecured creditors subject to satisfaction of other terms and conditions. For more information regarding the Investment Agreement, see the description thereof contained in Delphi’s Annual Report on Form 10-K for the year ended December 31, 2007 and exhibits 10(af) and 10(as) thereto.
ITEM 8.01 OTHER EVENTS
Following the events described above under Item 1.02 of this Current Report on Form 8-K, the Internal Revenue Service and the Pension Benefit Guaranty Corporation (the “PBGC”) extended until May 9, 2008, the existing pension funding waivers which permit the Company to defer certain funding contributions until its emergence from chapter 11. The waivers would have expired on April 7, 2008. In exchange for such extension, the Company extended the term of the previously issued letters of credit to May 23, 2008 which may be drawn upon by the PBGC in favor of the plans in the event the conditions set forth in the waivers are not satisfied, and has committed to increase the face amount of the letters of credit by $10 million by April 18, 2008, from $162.5 million to $172.5 million.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits. The following exhibit is being furnished as part of this report.

Exhibit
Number	Description
99 (a)	Press release issued by Delphi on April 4, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION (Registrant)
Date: April 9, 2008
	By:	/s/ JOHN D. SHEEHAN
John D. Sheehan,
Vice President and Chief Restructuring Officer